EXHIBIT 32.2

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In March 21, 2003, Medi-Hut terminated the employment of its four senior officers due to corporate mismanagement in the form of accounting irregularities and securities fraud during the fiscal years ended October 31, 2002 and 2001. At the time of their termination, all of these former officers were the subject of an investigation by the United States Department of Justice and three were subject to an investigation by the Securities and Exchange Commission. On August 19, 2003, as a result of the United States Department of Justice investigation, three of the former officers pled guilty to conspiring to inflate the revenue and earnings of the Company and for lying to investigators and the fourth former officer pled guilty to obstruction of justice. Also in August 19, 2003, the former officers who were under investigation by the Securities and Exchange Commission agreed to a consent decree with the Securities and Exchange Commission. As a result of the actions of the former officers of Medi-Hut, certain portions of this report have been omitted where the information was incomplete or could not be adequately verified by the Company’s current management and/or the Company’s independent auditors. Consequently, the Company’s current Chief Financial Officer is unable to include the certification pursuant to 18 U.S.C. Section 1350.